Exhibit 5.1

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995

September 15, 2004

TODCO
2000 W. Sam Houston Parkway South
Suite 800
Houston, Texas 77042

Ladies and Gentlemen:

     We have acted as counsel to TODCO, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S‑1 (the “462(b) Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 2,955,873 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (“Common Stock”), including 385,549 shares of Common Stock that may be sold pursuant to the exercise of an overallotment option (the “Additional Shares”). The Shares and the Additional Shares are to be sold together with the shares registered pursuant to the Company's Registration Statement on Form S‑1 (Registration No. 333‑117888), which was declared effective September 15, 2004 (the “Initial Registration Statement”). The Initial Registration Statement, as amended, and the Rule 462(b) Registration Statement are together referred to as the “Registration Statement.”

     We understand that the Shares are to be sold by Transocean Inc., a company organized under the laws of the Cayman Islands (“Transocean”), and Transocean Holdings Inc., a Delaware corporation, and that any Additional Shares are to be sold by Transocean, pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement.

     In our capacity as your counsel in the connection referred to above, we have examined the Certificate of Incorporation and the Bylaws of the Company, each as amended to date, originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated under the laws of the State of Delaware.

     2. When offered as described in the Registration Statement, and upon the sale of the Shares and any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, the Shares and any Additional Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

     This opinion is limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the 462(b) Registration Statement. We also consent to the reference to our Firm under the heading “Validity of Class A Common Stock” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.